SURGE GLOBAL ENERGY, INC.

75-153MERLE DRIVE, SUITE B

PALM DESERT, CA 92211

Mr. E. Jamie Schloss

September 27, 2011

2961 Industrial Road, Suite # 676

Las Vegas NV 89109

RE: AMENDED EMPLOYMENT AGREEMENT

Dear Mr. Schloss:

The following are the terms of the amended employment agreement between you as Chief Executive Officer of Surge Global Energy, Inc., Cold Flow Energy, Inc., and Surge Energy Resources, Inc. (hereafter “Surge”):

1. The Surge Board of Directors has agreed to extend the term of your amended employment Agreement by six months from October 1, 2011 to March 31, 2012. For this extended term, your gross salary shall remain unchanged at $9,000 per month, payable $4,500 on the first and fifteenth of each month, if funds are available, or accrued at Surge’s election upon written notice to youof the intent to defer payment, which notice shall be prior to the first day of each calendar month.

2. The Company shall have the right to terminate this agreement upon 30 days written notice provided that all outstanding loans payable to you or others have been paid or converted, and you have no personal guarantees outstanding relating thereto.

3. There will be no compensation due you for preparation of the Company’s tax returns for the year ending December 31, 2011 or subsequent years.

4. Your employment shall be on an exclusive basis until such time that you give the Company written notice that you have elected to serve on a non-exclusive basis. At that time, the Company will negotiate with you an adjustment in your salary based on your time available for Surge.

5. If Surge receives additional financing, sells assets, collects receivables or has the availability of cash on hand (hereafter “Liquidity Event”) from any source, Surge will repay all accrued salary, out-of-pocket expenses and advances (hereafter “Advances”) owed to you by check or wire transfer, at your election, immediately upon receipt of those funds.If such a Liquidity Event does not occur before March 31, 2012 you have the right, but not the obligation, to convert all or part of all accrued salary into Andora Energy, Inc. (“Andora”) common stock based on a price of $0.60 per Andora share upon written notice to Surge’s Compensation Committee. This right shall continue until you have converted all Advances into Andora shares or all of the Advances have been repaid. It is our mutual understanding that if Andora has a Change of Control Event (i.e. a sale, merger, IPO, etc) which occurs after September 30, 2011 that establishes a fair market value for Andora shares, all converted shares will be sold, if possible, and any cash proceeds received in excess of $1.00 per share be paid immediately to Surge.

6. All other terms and conditions not amended herein shall be the same as your Amended Employment Agreements executed on April 22, 2010 and July 22, 2011.

7. The Compensation Committee of the Board also agrees to review this amended employment agreement and meet with you directly prior to March 15, 2012 to negotiate a new employment agreement.

8. If your employment agreement is terminated on or before March 31, 2012 or not extended beyond March 31, 2012 then all unpaid vacation and sick pay will be immediately paid to you pursuant to California law.

9. You and the Company agree to sign any documents required to facilitate the terms set forth herein.

Yours truly,

/s/ Charles V. Sage
Charles V. Sage, Chairman Surge Compensation Committee

AGREED AND ACCEPTED:

/s/ E. Jamie Schloss
E. Jamie Schloss